Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-191383, No. 333-227476 and No. 333-274228) pertaining to the Stock Option Plan and Equity Incentive Plan of Acasti Pharma Inc. and in the Registration Statement (Form S-3 No. 333-274899) of Acasti Pharma Inc. of our report dated June 23, 2023, except for the effects of the reverse stock split described in Note 1, as to which the date is June 21, 2024, with respect to the consolidated financial statements of Acasti Pharma Inc. included in this Annual Report (Form 10-K) for the year ended March 31, 2024.

/s/ Ernst & Young LLP

Montréal, Canada

June 21, 2024